Exhibit 99.1

FOR IMMEDIATE RELEASE

Compute Health Acquisition Corp. Announces Pricing of

$750 Million Initial Public Offering

WILMINGTON, DE, February 4, 2021 — Compute Health Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 75,000,000 units at $10.00 per unit. The units will be listed on The New York Stock Exchange (“NYSE”) and trade under the ticker symbol “CPUH.U” beginning February 5, 2021. Each unit consists of one share of Class A common stock and one-quarter of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “CPUH” and “CPUH WS,” respectively. The offering is expected to close on February 9, 2021, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on healthcare businesses that are already leveraging, or have the potential to leverage, computational power, with an emphasis on companies in the medical device space, including imaging and robotics, and companies operating in the virtual care space, including telehealth, care delivery and next-generation payor and provider models.

Goldman Sachs & Co. LLC is acting as the sole book-running manager for this offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 11,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and the final prospectus, when available, may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526, facsimile at 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (the “SEC”) on February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s offering filed with the U.S. SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Joshua Fink

Co-Chief Executive Officer

Telephone: (212) 829-3500

Email: ir@compute-health.com